Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 14, 2015
For Further Information:	Timothy T. O'Dell, CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 1st QUARTER 2015 RESULTS

Highlights

•	Net income of $251,000 for the quarter ended March 31, 2015, increased $465,000 compared to a net loss of $214,000 for the quarter ended March 31, 2014.

•	Net interest income of $2.4 million for the quarter ended March 31, 2015, increased $675,000, or 38.3%, compared to net interest income of $1.8 million for the quarter ended March 31, 2014.

•	Noninterest income for the quarter ended March 31, 2015 totaled $355,000 and increased $110,000, or 44.9%, compared to $245,000 for the quarter ended March 31, 2014.

•	Criticized and classified loans decreased by $1.9 million, or 12.5%, since December 31, 2014.

Worthington, Ohio – May 14, 2015 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) announced that net income for the three months ended March 31, 2015 totaled $251,000 and increased $465,000 compared to a net loss of $214,000 for the three months ended March 31, 2014, primarily due to a $675,000 increase in net interest income, a $110,000 increase in noninterest income, offset by a $265,000 increase in noninterest expense and a $55,000 increase in provision expense.

Net income attributable to common stockholders for the three months ended March 31, 2015, totaled $37,000, or $0.00 per diluted common share, and increased $251,000 compared to a net loss attributable to common stockholders of $214,000, or $(0.01) per diluted common share, for the three months ended March 31, 2014.  For the three months ended March 31, 2015, preferred dividends on the Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $214,000.  There was no preferred stock outstanding at March 31, 2014.

Timothy T O’Dell, CEO, commented,  “We are pleased with our net income growth (up $465,000 compared to first quarter of 2014) and improving performance.  The investments made in strengthening our infrastructure position our bank to continue to take advantage of quality growth and business opportunities uniquely afforded by our presence in three major Ohio metro markets.”

Overview of Results

Net interest income.  Net interest income totaled $2.4 million for the quarter ended March 31, 2015 and increased $675,000, or 38.3%, compared to $1.8 million for the quarter ended March 31, 2014.  The increase in net interest income was primarily due to a $815,000, or 37.0%, increase in interest income, offset by a $140,000, or 31.7%, increase in interest expense.  The increase in interest income was primarily attributed to a $59.4 million, or 25.5%, increase in average interest-earning assets outstanding, a 35bps increase in average yield on interest-earning assets and improved mix.  The increase in interest expense was attributed to a $50.8 million, or 28.6%, increase in average interest-bearing deposits outstanding and a 3bps increase in the average cost of funds on interest bearing liabilities.  As a result, the net interest margin of 3.33% for the quarter ended March 31, 2015 improved 31 bps compared to the net interest margin of 3.02% for the quarter ended March 31, 2014.

Robert E. Hoeweler, Chairman of the Board, added “Since our re-capitalization that occurred in third quarter of 2012, we have been extremely pleased with our progress.  The trends in net income, loan growth and asset quality have been favorable and reflect consistent improvement.  Our original vision and expectations for this institution are coming to fruition.  We believe we are well positioned to continue our prudent growth and expansion.”

Provision for loan losses.  The provision for loan losses totaled $75,000 for the quarter ended March 31, 2015 and increased $55,000, or 275.0%, compared to $20,000 for the quarter ended March 31, 2014.  The increase in the provision for loan losses for the quarter ended March 31, 2015 was primarily due to growth in the loan portfolio, partially offset by improved credit quality and an increase in net recoveries. Net recoveries for the quarter ended March 31, 2015 totaled $51,000 and increased $37,000 compared to net recoveries of $14,000 for the quarter ended March 31, 2014.  The increase in net recoveries is primarily related to commercial and commercial real estate loans.

Noninterest income.  Noninterest income for the quarter ended March 31, 2015 totaled $355,000 and increased $110,000, or 44.9%, compared to $245,000 for the quarter ended March 31, 2014. The increase was primarily due to a $67,000 increase in net gains on sales of loans and a $42,000 increase in other noninterest income.  The increase in the net gains on sales of loans is related to an increase in sales activity as a result of the ramp up of the mortgage business.  The increase in other noninterest income is primarily due to increased sales activity related to the Company’s real estate joint ventures at the Holding Company level.

Noninterest expense.  Noninterest expense increased $265,000, or 12.0%, and totaled $2.5 million for the quarter ended March 31, 2015, compared to $2.2 million for the quarter ended March 31, 2014. The increase in noninterest expense during the three months ended March 31, 2015 was primarily due to a $117,000 increase in salaries and employee benefits, a $42,000 increase in data processing expenses, a $42,000 increase in advertising and promotion expense and a $35,000 increase in foreclosed asset expense.  Salaries and benefit expenses increased primarily due to an increase in personnel in the credit administration, operations and treasury management areas.  The increase in data processing expenses is driven by expanded information technology services associated with the Company’s growth and expansion, along with investments in our infrastructure.  Foreclosed asset expense increased related to maintenance and light rehabilitation incurred to increase occupancy levels, along with increased operating costs.

Thad Perry, President, commented, “The Cleveland market has become increasingly important to our overall success.  Our relationship approach to business banking is resonating with our closely held business owners.”

Balance Sheet Activity

General.  Assets totaled $317.9 million at March 31, 2015 and increased $2.3 million, or 0.7%, from $315.6 million at December 31, 2014.  The increase was primarily due to a $9.2 million increase in net loan balances, partially offset by a $4.3 million decrease in cash and cash equivalents, a $1.1 million decrease in loans held for sale and a $1.1 million decrease in securities available for sale.

Cash and cash equivalents.  Cash and cash equivalents totaled $23.9 million at March 31, 2015 and decreased $4.3 million, or 15.3%, from $28.2 million at December 31, 2014.  The decrease was primarily due to funding loan growth.

Loans.  Net loans totaled $266.3 million at March 31, 2015 and increased $9.2 million, or 3.6%, from $257.1 million at December 31, 2014.  The increase was primarily due to a $6.1 million increase in single-family residential loan balances, a $4.5 million increase in construction loan balances, a $1.4 million increase in home equity lines of credit and a $1.2 million increase in commercial loan balances, partially offset by a $3.7 million decrease in commercial real estate loan balances and a $353,000 decrease in multi-family loan balances.

Allowance for loan losses (ALLL).    The ALLL totaled $6.4 million at March 31, 2015 and increased $126,000, or 2.0%, from $6.3 million at December 31, 2014.  The increase in the ALLL was primarily due to a 3.5% increase in overall loan balances and net recoveries during the three months ended March 31, 2015. The ratio of the ALLL to total loans was 2.36% at March 31, 2015 compared to 2.39% December 31, 2014.  In addition, the ratio of the ALLL to nonperforming loans was 321.0% at March 31, 2015, compared to 408.0% at December 31, 2014.

Foreclosed assets.  Foreclosed assets totaled $1.6 million at March 31, 2015, and remained constant compared to $1.6 million at December 31, 2014.  Foreclosed assets at March 31, 2015 and December 31, 2014 consisted of one multi-family property in Mansfield, Ohio.

Deposits.  Deposits totaled $260.7 million at March 31, 2015 and increased $2.4 million, or 0.9%, from $258.3 million at December 31, 2014.  The increase is primarily attributed to a $7.9 million increase in money market account balances, a $2.8 million increase in certificates of deposits and a $250,000 increase in savings account balances, offset by a $8.6 million decrease in checking account balances.  Also, the majority of the deposit increase is a result of management’s focused sales and marketing efforts to grow core deposits to fund loan growth.  The increase in core deposits was partially offset by a decrease in listing service deposits.

Stockholders’ equity.  Stockholders’ equity totaled $34.7 million at March 31, 2015, an increase of $145,000, or 0.4%, from $34.5 million at December 31, 2014.  The increase in total stockholders’ equity was primarily attributed to net income for the quarter, which was partially offset by the dividend paid on the Company’s Series B Preferred Stock for the three months ended March 31, 2015.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio and a loan production office in Woodmere, Ohio (Cuyahoga County).  Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this earnings release and in other communications by the Company that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the Holding Company) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

difficult economic conditions including high unemployment rates or other adverse changes in general economic conditions and/or economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to reduce our high level of nonperforming assets and the associated operating expenses;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to continue to meet regulatory guidelines, commitments or requirements to which we are subject;
•	our ability to generate profits in the future;
•	our ability to raise additional capital in the future, if necessary;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;
•	further legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;

•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	our ability to effectively manage our growth;
•	any failure, interruption or breach in security of our communications and information systems;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this report speak only as of the date of the report.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)	Three months ended
	March 31,
	2015	2014	% change

Total interest income	$3,018	$2,203	37%
Total interest expense	582	442	32%
Net interest income	2,436	1,761	38%

Provision for loan losses	75	20	275%
Net interest income after provision for loan losses	2,361	1,741	36%

Noninterest income
Service charges on deposit accounts	116	103	13%
Net gain on sales of loans	84	17	394%
Net gain on sale of securities	(12)	-	n/m
Other	167	125	34%
Noninterest income	355	245	45%

Noninterest expense
Salaries and employee benefits	1,220	1,103	11%
Occupancy and equipment	139	158	-12%
Data processing	249	207	20%
Franchise taxes	80	50	60%
Professional fees	244	297	-18%
Director fees	33	12	175%
Postage, printing and supplies	72	84	-14%
Advertising and promotion	45	3	1400%
Telephone	25	25	0%
Loan expenses	37	4	825%
Foreclosed assets, net	46	11	318%
Depreciation	52	52	0%
FDIC premiums	104	79	32%
Regulatory assessment	51	39	31%
Other insurance	30	36	-17%
Other	38	40	-5%
Noninterest expense	2,465	2,200	12%

Income (loss) before income taxes	251	(214)	n/m
Income tax expense (benefit)	-	-	n/m
Net Income (loss)	$251	$(214)	n/m
Dividends on Series B preferred stock and accretion of discount	(214)	-	n/m
Earnings (loss) attributable to common stockholders	$37	$(214)	n/m

Share Data
Basic earnings (loss) per common share	$0.00	$(0.01)
Diluted earnings (loss) per common share	$0.00	$(0.01)

Average common shares outstanding - basic	15,823,710	15,823,710
Average common shares outstanding - diluted	15,831,154	15,823,710

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2015	2014	2014	2014	2014
Assets
Cash and cash equivalents	$23,894	$28,207	$30,184	$18,881	$21,578
Interest-bearing deposits in other financial institutions	494	494	742	1,486	1,486
Securities available for sale	9,385	10,445	8,143	8,635	9,074
Loans held for sale	2,412	3,505	5,861	3,259	4,090
Loans	272,701	263,401	254,424	253,546	214,665
Less allowance for loan losses	(6,442)	(6,316)	(6,256)	(5,871)	(5,763)
Loans, net	266,259	257,085	248,168	247,675	208,902
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	1,636	1,636	1,636	1,636	1,636
Premises and equipment, net	3,731	3,775	3,823	3,839	3,753
Bank owned life insurance	4,697	4,665	4,633	4,600	4,567
Accrued interest receivable and other assets	3,472	3,834	2,498	2,504	1,961
Total assets	$317,922	$315,588	$307,630	$294,457	$258,989

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$28,310	$37,035	$33,012	$30,215	$30,772
Interest bearing	232,428	221,280	217,951	212,506	184,916
Total deposits	260,738	258,315	250,963	242,721	215,688
Short-term Federal Home Loan Bank advances
FHLB advances	14,500	14,500	14,500	13,000	13,000
Other secured borrowings	-	-	-	-	-
Advances by borrowers for taxes and insurance	301	401	212	168	137
Accrued interest payable and other liabilities	2,574	2,708	2,443	4,240	2,309
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	283,268	281,079	273,273	265,284	236,289

Stockholders' equity	34,654	34,509	34,357	29,173	22,700
Total liabilities and stockholders' equity	$317,922	$315,588	$307,630	$294,457	$258,989

Consolidated Financial Highlights

	At or for the three months ended
($ in thousands except per share data)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2015	2014	2014	2014	2014

Earnings (loss)
Net interest income	$2,436	$2,481	$2,437	$2,043	$1,761
Provision for loan losses	$75	$75	$75	$108	$20
Noninterest income	$355	$443	$446	$358	$245
Noninterest expense	$2,465	$2,540	$2,522	$2,195	$2,200
Net Income (loss)	$251	$309	$286	$98	$(214)
Dividends on Series B preferred stock and accretion of discount	$(214)	$(188)	$(174)	$(59)	n/a
Earnings (loss) available to common stockholders	$37	$121	$112	$39	$(214)
Basic earnings (loss) per common share	$0.00	$0.01	$0.01	$0.00	$(0.01)
Diluted earnings (loss) per common share	$0.00	$0.01	$0.01	$0.00	$(0.01)

Performance Ratios (annualized)
Return on average assets	0.32%	0.40%	0.38%	0.14%	(0.34%)
Return on average equity	2.90%	3.59%	3.51%	1.57%	(3.76%)
Average yield on interest-earning assets	4.13%	4.18%	4.18%	3.92%	3.78%
Average rate paid on interest-bearing liabilities	0.94%	0.89%	0.83%	0.82%	0.91%
Average interest rate spread	3.19%	3.29%	3.35%	3.10%	2.87%
Net interest margin, fully taxable equivalent	3.33%	3.44%	3.49%	3.24%	3.02%
Efficiency ratio	87.94%	86.87%	87.48%	91.42%	109.67%
Noninterest expense to average assets	3.13%	3.26%	3.34%	3.21%	3.45%

Capital
Core capital ratio (1)	11.17%	11.03%	11.14%	10.45%	9.64%
Total risk-based capital ratio (1)	13.49%	14.18%	14.33%	13.01%	12.43%
Tier 1 risk-based capital ratio (1)	12.23%	12.92%	13.07%	11.75%	11.17%
Common equity tier 1 capital to risk weighted assets (1)	12.23%	N/A	N/A	N/A	N/A
Equity to total assets at end of period	10.90%	10.93%	11.17%	9.91%	8.76%

Book value per common share	$1.43	$1.42	$1.41	$1.42	$1.43
Tangible book value per common share	$1.43	$1.42	$1.41	$1.42	$1.43
Period-end market value per common share	$1.40	$1.22	$1.33	$1.48	$1.55
Period-end common shares outstanding	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710
Average basic common shares outstanding	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710
Average diluted common shares outstanding	15,831,154	15,831,154	15,831,154	15,863,968	15,823,710

Asset Quality
Nonperforming loans	$2,007	$1,548	$3,733	$4,400	$5,564
Nonperforming loans to total loans	0.74%	0.59%	1.47%	1.74%	2.59%
Nonperforming assets to total assets	1.15%	1.01%	1.75%	2.05%	2.78%
Allowance for loan losses to total loans	2.36%	2.39%	2.46%	2.32%	2.68%
Allowance for loan losses to nonperforming loans	320.98%	408.01%	167.59%	133.43%	103.57%
Net charge-offs (recoveries)	$(51)	$15	$(310)	$-	$(14)
Annualized net charge-offs (recoveries) to average loans	(0.08%)	0.02%	(0.47%)	0.00%	(0.03%)

Average Balances
Loans	$262,753	$251,369	$254,699	$227,921	$209,895
Assets	$315,345	$311,491	$302,367	$273,941	$255,107
Stockholders' equity	$34,586	$34,465	$32,620	$24,951	$22,787

(1) Regulatory capital ratios of CFBank